EXHIBIT 99.1

Amyris Reports First Quarter 2015 Financial Results

Achieves Positive Cash Flow of $1.7 Million for Quarter and Over $30 Million of Cash Revenue Inflows

  Total first-quarter 2015 non-GAAP cash revenue inflows of $30.3 million, compared with $17.9 million for first quarter of 2014
  Total first-quarter 2015 revenues of $7.9 million, an increase of 30% compared with same quarter last year
  Total first-quarter 2015 combined research & development and sales, general & administrative expenses of $26.4 million, essentially flat compared with first quarter of 2014
  Cash, cash equivalents and short-term investments of $44.9 million at March 31, 2015, an increase from $43.4 million at December 31, 2014.

EMERYVILLE, Calif., May 5, 2015 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced financial results for the first quarter ended March 31, 2015.

"We're pleased with our continued execution toward diversifying and growing our revenue base through an expanding number of collaborations and product commercialization efforts," said John Melo, Amyris President & CEO. "During the quarter – and, more recently – we announced several key examples of these efforts, including several market opportunities in the cosmetics, biopharma and performance materials areas of our business. We are also seeing signs of increased end-user demand pull through in cosmetics for our squalane product as customer demand reported from our formulation partners is exceeding expectations."

Continued Melo, "We're experiencing strong early response and acceptance of our new product introductions and expect a strong second half in product revenue and collaboration inflows with strong support for delivering on our 2015 cash revenue inflows target of between $100 million to $110 million."

BUSINESS HIGHLIGHTS

Key operating and development highlights during the first quarter and, more recently, included:

Sales & Collaboration

  Progress toward planned Q2 product launches for new Muck Daddy™ hand cleaner and Biossance™ skin care products and − on April 30, 2015 − hosted an event previewing the upcoming launch of our Biossance product line (www.biossance.com) at Amyris's headquarters. Completed a successful early product introduction of Muck Daddy in Denver.
  Continued building a solid collaborations pipeline during the quarter, including a letter of intent signed in the second quarter with Fosun Pharma, a large Chinese pharmaceutical company to establish agreements for Amyris to supply current production molecules and to develop additional targets of interest for this partner.
  Achieved key collaboration milestones in flavors and fragrances and isoprene collaborations.
  Announced plans to distribute Amyris's first industrial cleaning products containing the company's Myralene™ renewable solvents through U.S. Autoforce and U.S. Lubricants, both divisions of U.S. Venture, Inc. (USV) − a leading distributor of petroleum and renewable energy products, lubricants, and tires and parts for the automotive aftermarket – to enable Amyris's high-performance renewable industrial cleaning products to gain visibility and market access to over 35,000 automotive aftermarket and industrial outlets served by USV.
  Announced agreement with Netherlands-based Squalan Natural Health to accelerate development and sales for Amyris's Neossance® squalane-based skin care and personal care products in order to market and sell these products to retailers and consumers primarily in the European Union.
  Entered into agreement with Genome Compiler Corp., a leader in computer aided design and collaboration platforms for the synthetic biology industry, to integrate Amyris's automated lab service with Genome Compiler's online design tools and e-commerce platform to enable customers in the pharma and biotech industries to leverage a comprehensive platform for all their synthetic biology development needs.

Production

  Q1 production was limited as a result of previously announced upgrades to Brotas plant during seasonal shutdown.
  Since the quarter end, Brotas has restarted and is operating well and meeting, or exceeding, our operational targets.

Financial Performance

  Exceeded plan in generating positive cash flow of $1.7 million in the first quarter despite negative currency effect of $1.2 million.
  Cash revenue inflows, a non-GAAP measure, totaled $30.3 million for the first quarter of 2015. Collaboration and grants inflows increased from $15.0 million for the first quarter of 2014 to $28.2 million for the first quarter of 2015.
  Generated total revenues for the first quarter of 2015 of $7.9 million, an increase of 30% over total revenues of $6.0 million for the first quarter of 2014, driven mainly by the achievement of collaboration milestones and the timing of revenue recognition related to previous collaboration payments. Collaboration and grants revenues contributed $5.8 million of total revenues for the quarter, compared to $3.2 million for the first quarter of 2014.
  Generated product sales of $2.1 million, down 26% compared to the same period a year ago, primarily due to decreased flavors and fragrances and diesel fuel product sales. Sales from distributor inventories continued at strong pace and should provide for strong second-half products revenues.
  During the first quarter of 2015, cost of products sold was $6.6 million, compared to $6.2 million for first-quarter 2014. The increase in cost of products sold for the first quarter of 2015 was driven by a first-quarter 2014 inventory reserve reversal, as well as to higher excess capacity charged in Q1 of 2015 related to the planned seasonal shutdown of the company's production facilities for upgrades and maintenance. With the plant utilization increasing significantly from mid April we expect to realize the benefit of lower-cost production in our facilities in the second-half of the year, once higher-cost inventories are sold.
  Combined research & development and sales, general & administrative expenses for the first quarter of 2015 were $26.4 million, essentially flat compared to the same period a year ago. On a non-GAAP basis, excluding non-cash items such as stock compensation, depreciation and amortization, operating expenses were $21.5 million for the first quarter of 2015 and $20.4 million for the first quarter of 2014. The increase was a result of personnel-related expense from the hiring of a sales and marketing force to support the company's product commercialization plans, as well as a severance-related charge.
  Net loss attributable to Amyris common stockholders for the first quarter of 2015 was $52.2 million, or $0.66 per share (basic and diluted), which includes a non-cash loss related to a change in fair value of derivatives of $17.4 million, or $0.22 per basic and diluted share. Net income attributable to common stockholders for the first quarter of 2014 was $16.4 million, or $0.21 per basic share and, on a diluted-share basis, the company posted a net loss per share of $0.34. Adjusted net loss, excluding stock-based compensation, gains and losses from changes in fair value of derivatives and losses on debt extinguishment attributable to Amyris common stockholders for the first quarter of 2015 was $32.2 million, or $0.41 per share, compared to an adjusted net loss of $28.1 million, or $0.37 per share, for the same period of 2014.

FINANCIAL RESULTS AND NON-GAAP INFORMATION

Condensed consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Amyris's historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision-making.

Adjusted net income (loss) is calculated using GAAP net income (loss) excluding stock-based compensation, gains and losses from changes in fair value of derivatives and losses on debt extinguishment.

Cash revenue inflows represent GAAP product revenue plus the cash received from collaborations and grants. Cash revenue inflows are calculated using GAAP revenues and adding the related changes in accounts receivable and deferred liabilities related to revenue recognized for these collaborations and grants to equal funds received during the period, along with any funding associated with collaborations.

Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP in order to understand Amyris's operating performance. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net income (loss), cash revenue inflows, and other measures, is provided in the tables attached to this press release.

CONFERENCE CALL

Amyris will discuss these results and provide a business update in a conference call scheduled for 4:30 p.m. ET (1:30 p.m. PT) today. Investors may access a live audio webcast of this conference call and accompanying presentation by visiting the investor relations section of the company's website at http://investors.amyris.com. A replay of the webcast will be available at the investor relations section of the company's website approximately two hours after the conclusion of the call and will remain available for approximately 60 calendar days.

About Amyris

Amyris is a global renewable products company providing sustainable alternatives to a variety of non-renewable resources. Amyris uses its innovative bioscience technology to convert plant sugars into hydrocarbon molecules. Amyris creates ingredients and is commercializing its No Compromise® products in the flavors and fragrances, cosmetics, specialty fluids, polymers, lubricants, and fuels industries. Amyris Brasil Ltda., a subsidiary of Amyris, oversees the establishment and expansion of Amyris's production in Brazil. More information about Amyris is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events such as expectations for new collaborations and expansion to new markets, including development of biopharmaceutical collaborations and new products, anticipated revenue growth and diversification in 2015, the company's efforts to reduce operating expenses while improving its financial results, anticipated business momentum in the second half of 2015, reductions in production costs, and achievement of positive cash flow from operations, that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including those associated with any delays or failures in development, production and commercialization of products, liquidity and ability to fund capital expenditures, Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's annual report on Form 10-K filed on March 31, 2015. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo,Neossance, Biossance, Muck Daddy, and Myralene are trademarks or registered trademarks of Amyris, Inc. All other trademarks are the property of their respective owners.

Amyris, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	December 31,
	2015	2014

Assets
Current assets:
Cash, cash equivalents and short-term investments	$ 44,948	$ 43,422
Restricted cash	561	—
Accounts receivable, net	4,674	8,687
Related party accounts receivable	688	455
Inventories, net	11,377	14,506
Prepaid expenses and other current assets	7,052	6,534
Total current assets	69,300	73,604
Property, plant and equipment, net	104,509	118,980
Restricted cash	957	1,619
Equity and loans in affiliates	1,627	2,260
Other assets	10,576	13,635
Goodwill and intangible assets	6,085	6,085
Total assets	$ 193,054	$ 216,183

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$ 4,649	$ 3,489
Deferred revenue	13,552	5,303
Accrued and other current liabilities	14,978	13,565
Capital lease obligation, current portion	277	541
Debt, current portion	18,193	17,100
Total current liabilities	51,649	39,998
Capital lease obligation, net of current portion	254	275
Long-term debt, net of current portion	93,132	100,122
Related party debt	131,129	115,239
Deferred rent, net of current portion	10,139	10,250
Deferred revenue, net of current portion	7,793	6,539
Derivative liabilities	76,577	59,736
Other liabilities	8,299	9,087
Total liabilities	378,972	341,246

Amyris, Inc. stockholders' deficit	(185,552)	(124,452)
Noncontrolling interest	(366)	(611)
Total stockholders' deficit	(185,918)	(125,063)

Total liabilities and stockholders' deficit	$ 193,054	$ 216,183

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)
	Three Months Ended
	March 31, 2015	March 31, 2014
Revenues
Renewables	$ 2,095	$ 2,842
Related party renewables	--	3
Total product sales	2,095	2,845
Grants and collaborations revenue	5,777	3,196
Total grants and collaborations revenue	5,777	3,196
Total revenues	7,872	6,041
Costs and operating expenses
Cost of products sold	6,643	6,236
Loss on purchase commitments and write off of property, plant, and equipment	--	107
Research and development (1)	12,010	12,986
Sales, general and administrative (1)	14,381	13,399
Total costs and operating expenses	33,034	32,728
Loss from operations	(25,162)	(26,687)
Other income (expense):
Gain (loss) from change in fair value of derivatives & debt extinguishment (2)	(17,412)	47,970
Other expense, net	(8,765)	(4,816)
Total other income (expense)	(26,177)	43,154
Income (loss) before income taxes and loss from investments in affiliates	(51,339)	16,467
Provision for income taxes	(115)	(111)
Net income (loss) before loss from investments in affiliates	(51,454)	16,356
Loss from investments in affiliates	(808)	--
Net income (loss)	$ (52,262)	$ 16,356
Net (income) loss attributable to noncontrolling interest	22	29
Net income (loss) attributable to Amyris, Inc. common stockholders	$ (52,240)	$ 16,385
Net income (loss) per share attributable to common stockholders, basic	$ (0.66)	$ 0.21
Net loss per share attributable to common stockholders, diluted	$ (0.66)	$ (0.34)
Weighted-average shares of common stock outstanding used in computing net income (loss) per share of common stock:
Basic	79,222,051	76,830,388
Diluted	79,222,051	117,097,976

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$ 716	$ 798
Sales, general and administrative	1,936	2,716
	$ 2,652	$ 3,514

(2) For the first quarter of 2015, the Company recorded a non-cash loss from revaluation of its derivative liabilities of $17.4 million, which was triggered by certain features of outstanding convertible notes (related to change in control protection and price-based anti-dilution adjustment provisions). The valuation of these derivative liabilities increased in the first quarter of 2015 primarily as a result of an increase in Amyris's stock price since December 31, 2014 and a decrease in the remaining term of the relevant convertible notes compared to December 31, 2014.

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)
	Three Months Ended
	March 31, 2015	March 31, 2014

Net income (loss) attributable to Amyris, Inc. common stockholders (GAAP)	$ (52,240)	$ 16,385
Stock-based compensation expense	2,652	3,514
(Gain) loss from change in fair value of derivatives & debt extinguishment	17,412	(47,970)
Net loss attributable to Amyris, Inc. common stockholders (Non-GAAP)	$ (32,176)	$ (28,071)

Net income (loss) per share attributable to Amyris, Inc. common stockholders, basic (GAAP)	$ (0.66)	$ 0.21
Stock-based compensation expense	0.03	0.04
(Gain) loss from change in fair value of derivatives & debt extinguishment	0.22	(0.62)
Net loss per share attributable to Amyris, Inc. common stockholders, (Non-GAAP)	$ (0.41)	$ (0.37)

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31, 2015	March 31, 2014

Product sales (GAAP & Non-GAAP)
Renewable product sales	$ 2,095	$ 2,845
Product sales (GAAP & Non-GAAP)	$ 2,095	$ 2,845

Grants and collaborations revenue (GAAP)	$ 5,777	$ 3,196
Change in accounts receivable, deferred revenue and fundings associated with collaborations	22,402	11,815
Collaborations Inflows (Non- GAAP) (1)	$ 28,179	$ 15,011

Total Revenues (GAAP)	$ 7,872	$ 6,041
Change in accounts receivable, deferred revenue and fundings associated with collaborations	22,402	11,815
Total Cash Revenue Inflows (Non-GAAP) (1)	$ 30,274	$ 17,856

Costs of products sold (GAAP)	$ 6,643	$ 6,236
Depreciation and amortization	(1,231)	(1,370)
Costs of products sold (Non- GAAP)	$ 5,412	$ 4,866

Gross Profit (Non- GAAP) (2)	$ 24,862	$ 12,990
Gross Margin (%)	82.1%	72.7%

Research and development (GAAP)	$ 12,010	$ 12,986
Stock-based compensation expense	(716)	(798)
Depreciation and amortization	(1,885)	(2,061)
Research and development (Non-GAAP)	$ 9,409	$ 10,127

Sales, general and administrative (GAAP)	$ 14,381	$ 13,399
Stock-based compensation expense	(1,936)	(2,716)
Depreciation and amortization	(374)	(369)
Sales, general and administrative (Non- GAAP)	$ 12,071	$ 10,314

(1) The largest differences between the GAAP and non-GAAP collaborations numbers are (i) timing of revenue recognition and (ii) the TOTAL collaboration cash, which is treated as debt for GAAP purposes.

The three months ended March 31, 2015 and 2014, includes $10.8 million and zero, respectively, of funding from TOTAL which is in the form of convertible debt financing as contemplated in the July 2012 Amended Collaboration Agreement with TOTAL.

(2) Non-GAAP Gross Profit is calculated based on non-GAAP Product Sales & Grants and Collaboration Inflows and Cost of Products Sold, and does not include costs related to collaborations.
CONTACT: Peter DeNardo
         Director, Investor Relations and Corporate Communications
         Amyris, Inc.
         +1 (510) 740-7481
         investor@amyris.com